Exhibit 99.1
Bank of Commerce Holdings
Dear Fellow Shareholders and Friends:
The Treasury department has encouraged all eligible banking and thrift institutions to take advantage of the Treasury Capital Purchase program, and to file applications by the deadline date of November 14, 2008.
Under the Treasury’s Capital Purchase program, eligible institutions will be able to sell equity interest to the Treasury in amounts equal to 1 percent to 3 percent of the institutions total risk-weighted assets. In our case, that means $5.9 to $17.0 million in additional capital.
The cost to obtain this capital is only 5 percent, which is truly inexpensive capital. In fact, it is the least expensive capital available. And it certainly increases our ability to fund future loan growth, expansion and acquisition opportunities, with minimal dilution to our current shareholders. We believe that taking advantage of this unique capital opportunity will position the Company as a top performer for many years to come, and therefore we are examining the opportunity. It is likely that the plan will propel additional consolidation in the financial services industry, and our Company intends to look at all opportunities for expansion of our footprint.
The 5 percent fixed rate for five years also comes without any underwriting costs. The non-voting senior preferred stock has a call feature after three years, giving us the opportunity to prepay without any penalties. The term sheet requires that the participant maintain strong corporate governance — with limitations on executive officer golden parachutes, pay criteria and a ‘claw-back’ provision to cover any incentives paid if results are determined to be materially inaccurate. Bank of Commerce is proud to have this strong corporate governance already in place.
Even without the additional capital, Bank of Commerce remains well-capitalized per guidelines established by the bank regulatory agencies with total risk-based capital to assets at 11.07%. Rest assured that our Company has the necessary resources to continue to serve the needs of our communities, and provide the same level of high-quality and trusted service that is a trademark of Bank of Commerce.
Patrick J. Moty
President and Chief Executive Officer